Exhibit 10.1

SEVERANCE AND
GENERAL RELEASE AGREEMENT

This SEVERANCE AND GENERAL RELEASE AGREEMENT (“Agreement”) is made and entered into between Four Oaks Bank & Trust Company (the “Bank”) and W. Leon Hiatt, III (“Employee”). Throughout the remainder of this Agreement, the Bank and Employee may be collectively referred to as the “Parties” and individually referred to as a “Party.”
Employee is currently employed as Executive Vice President, Chief Administrative Officer of the Bank pursuant to that certain Amended and Restated Executive Employment Agreement between the Parties dated December 11, 2008 (the “Employment Agreement”). The Bank is eliminating the position of Chief Administrative Officer. Thus, Employee’s employment and the Employment Agreement are being terminated by the Bank without Cause with such termination to be effective on February 1, 2016.
Employee represents that he has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.
In consideration of the above and the mutual promises set forth below, Employee and the Bank agree as follows:
1.    SEPARATION AND TERMINATION OF EMPLOYMENT AGREEMENT. Employee’s employment with the Bank and the Employment Agreement will terminate on February 1, 2016 (“Termination Date”). By signing this Agreement, Employee represents that he has been properly paid for all time worked and has received all salary, expense reimbursement, and all other amounts of any kind due to him from the Bank with the sole exception of the benefits payable under this Agreement.
The Parties hereby terminate the Employment Agreement and acknowledge and agree that neither Party shall have any further obligation or entitlement thereunder.
2.    SEVERANCE BENEFITS.
A.    Severance Payment. The Bank will pay Employee an amount equal to two (2) times his most recent annual salary plus his most recent annual bonus (less applicable taxes and withholdings (the “Severance Payment”). The Severance Payment shall be payable in a lump sum on the next regularly scheduled payroll date following the Termination Date, February 29, 2016.
B.    Reimbursement for COBRA. If Employee timely and properly elects continuing coverage under the Bank’s group health insurance policy under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Bank will reimburse Employee for the additional costs he incurs for coverage for a period of eighteen (18) months, and, following the end of that eighteen (18)-month period until the end of the twenty-four (24)-month period following the Termination Date, the Bank will reimburse Employee for the additional reasonable costs of obtaining comparable health insurance coverage through an insurance policy or policies he purchases on his own, provided, however, such reimbursements shall cease if Employee obtains comparable coverage in connection with subsequent employment. Employee shall provide the Bank notice of such subsequent employment and comparable coverage within thirty (30) days of obtaining the same.
Employee shall bear full responsibility for applying for COBRA coverage and obtaining coverage under any other insurance policy subject to reimbursements under this Paragraph 2B and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health insurance coverage. All reimbursements shall be paid as soon as practicable following Employee's submission of proof of timely premium payments to the Bank; provided, however, that all such reimbursements shall be made on or before the last day of the taxable year following the taxable year in which the expenses were incurred. Under no circumstances will Employee be entitled to a cash payment or other benefit in lieu of reimbursement for the actual costs of premiums for health insurance coverage hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year, and Employee’s right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
C.    Payment for Notice Period. Pursuant to Paragraph 4(d) of the Employment Agreement, Employee is entitled to ninety (90) days’ written notice of termination without Cause. The Bank gave Employee written notice of termination without Cause on January 4, 2016. The Bank will pay Employee Twenty Seven Thousand Five Hundred Thirty Three and 96/00 Dollars ($27,531.96) which equals the salary he would have received for the remainder of the ninety (90)-day notice period. This total amount shall be paid in a lump sum (less applicable taxes and withholdings) on the next regularly scheduled payroll date following the Termination Date, February 29, 2016.
D.    Extension of Restricted Stock Rights. The Bank agrees that ten thousand (10,000) shares of restricted Bank common stock previously awarded to Employee shall, instead of being forfeited on the Termination Date as provided in the award of such restricted stock, remain issued and outstanding and vest on December 31, 2016 subject to, in the Bank’s reasonable judgment, Employee’s compliance with his obligations under this Agreement from the Termination Date to such date.
E.    Automobile. On the Termination Date, the Bank will transfer to Employee the title of the automobile which is currently owned by the Bank and provided to Employee for his use as an employee of the Bank.
F. Vacation and Sick Days. The Bank will pay Employee for his accrued, unused vacation days (8 days, totaling $4,862.75) and his accrued, unused sick days (32 days, totaling $19,124.27) with such payments (less applicable taxes and withholdings) being made on the next regularly scheduled payroll date following the Termination Date, February 29, 2016.
The severance benefits afforded under this Agreement are in lieu of any other compensation or benefits to which Employee otherwise might be entitled, and payment of the severance benefits is conditioned upon Employee’s compliance with the terms of this Agreement.
3.    MUTUAL RELEASE.
A.    Release by Employee.
i.In consideration of the benefits conferred by this Agreement, EMPLOYEE (ON BEHALF OF HIMSELF AND HIS ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES THE BANK AND ITS PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND ITS AND/OR THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EMPLOYEES, OWNERS, INVESTORS, SHAREHOLDERS, ADMINISTRATORS, BUSINESS UNITS, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE RELATING TO HIS EMPLOYMENT WITH THE BANK, ITS PREDECESSORS, SUBSIDIARIES, OR AFFILIATES OR HIS SEPARATION OR TERMINATION THEREFROM arising before the execution of this Agreement to the fullest extent permitted by law, including but not limited to claims:
a.for discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age (including, but not limited to claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, harassment or retaliation for protected activity;
b.for compensation and benefits including but not limited to, claims under the Employee Retirement Income Security Act of 1974 (“ERISA”), Fair Labor Standards Act of 1938 (“FLSA”), Family and Medical Leave Act of 1993 (“FMLA”), all as amended, and similar federal, state, and local laws and claims under any Bank policy, plan or program;
c.under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract or other common law);
d.under the Employment Agreement;
e.for attorneys’ fees; and
f.of any kind whatsoever (with the sole exception of those listed below) whether or not Employee knows about them at the time he signs this general release.
Provided, however, the release of claims set forth in this Agreement does NOT:
g.apply to claims for workers’ compensation benefits, vested retirement benefits or unemployment benefits filed with the applicable state agencies or where otherwise prohibited by law;
h.bar a challenge under the Older Workers Benefit Protection Act of 1990 (“OWBPA”) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement; or
i.prohibit Employee from filing a charge with or participating in an investigation by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over the Bank’s business or assisting with an investigation conducted internally by the Bank; provided, however, that by signing this Agreement, Employee waives the right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings.
ii.Employee will not sue Releasees on any matters relating to his employment or separation therefrom arising before the execution of this Agreement (with the sole exception of claims and challenges set forth in subparagraph A (vii) - (ix) above), or join as a party with others who may sue on any such claims, or opt-in to an action brought by others asserting such claims, and, in the event that Employee is made a member of any class asserting such claims without his knowledge or consent, Employee shall opt out of such action at the first opportunity.
B.    Release by Bank.
The Bank hereby releases Employee from all claims and waives all rights known or unknown that it may have or claim to have relating to his employment with the Bank arising before the execution of this Agreement.
4.    BANK INFORMATION AND PROPERTY. Employee shall not at any time after his employment terminates disclose, use or aid third parties in obtaining or using any confidential or proprietary information of the Bank nor access or attempt to access any Bank computer systems, networks or any resources or data that resides thereon. Confidential or proprietary information is information relating to the Bank or any aspect of its business which is not generally available to the public, the Bank’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge. Nothing in this Agreement shall relieve Employee from any obligations under any previously executed confidentiality, proprietary information or secrecy agreements.
All records, files or other materials maintained by or under the control, custody or possession of the Bank or its agents in their capacity as such shall be and remain the Bank’s property. By signing this Agreement, Employee represents that he: (a) has returned all Bank property (including, but not limited to, credit cards; keys; access cards; thumb drive(s), laptop(s), personal digital devices and all other computer hardware and software; records, files, documents, manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof) which he created, received or otherwise obtained in connection with his employment; (b) has permanently deleted any Bank information that may reside on his personal computer(s), other devices or accounts; and (c) will fully cooperate with the Bank in winding up his work and transferring that work to those individuals designated by the Bank. Notwithstanding the above, Employee may retain the iPhone and iPad that were issued to him by the Bank provided that all Bank information that may reside on such devices is permanently deleted from the devices.
5.    RIGHT TO REVIEW. The Bank delivered, via hand delivery, this Agreement, containing the release language set forth in Paragraph 3 to Employee on January 4, 2016 (the “Notification Date”) and desires that he have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Bank advises Employee as follows:

•	To consult with his attorney prior to executing it; and

•	That he has twenty-one (21) days from the Notification Date to consider it.
Employee may not execute this Agreement prior to the Termination Date. In the event that Employee does not return an executed copy of this Agreement to David Rupp, President and CEO at the Bank on the Termination Date, this Agreement and the obligations of the Bank herein shall become null and void and Employee will not be entitled to the additional severance pay benefits described herein. Employee may revoke this Agreement during the seven (7)-day period immediately following his execution of it. This Agreement will not become effective or enforceable until the revocation period has expired. To revoke this Agreement, a written notice of revocation must be delivered to David Rupp, President and CEO at the Bank.
6.    CONFIDENTIALITY AND NONDISPARAGEMENT. Employee shall keep the terms and provisions of this Agreement confidential, and Employee represents and warrants that since receiving this Agreement he has not disclosed, and going forward will not disclose, the terms and conditions of this Agreement to third parties, except as follows: (a) he may reveal the terms and provisions of this Agreement to members of his immediate family or to an attorney whom he may consult for legal advice, provided that such persons agree to maintain the confidentiality of the Agreement and (b) he may disclose the terms and provisions of this Agreement to the extent such disclosure is required by law.
Employee represents and warrants that, since receiving this Agreement, he (x) has not made, and going forward will not make, disparaging, defaming, or derogatory remarks about the Bank or its products, services, business practices, directors, officers, managers or employees to anyone; nor (y) taken, and going forward will not take, any action that may impair the relations between the Bank and its vendors, customers, employees, or agents or that may be detrimental to or interfere with, the Bank or its business. The Bank warrants that it will use its best commercially reasonable efforts to insure that no representative of the Bank makes disparaging, defaming, or derogatory remarks about Employee.
7.    COOPERATION.
A.Employee agrees that he will assist and cooperate with the Bank in connection with the defense or prosecution of any claim that may be made against or by the Bank, or in connection with any ongoing or future investigation, examination, dispute, or claim of any kind involving the Bank, including any proceeding before any arbitral, administrative, judicial, regulatory, legislative, or other body or agency, to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. The cooperation to be provided by Employee includes without limitation: (i) testifying in a proceeding or at a deposition; (ii) execution and delivery of any documents that may be reasonably necessary to carry out the provisions of this Paragraph, including execution and delivery of affidavits or declarations under penalty of perjury; and (iii) providing information as requested by the Bank.  Proceedings within the scope of this Paragraph include without limitation, Dillon v. BMO Harris Bank, N.A., et al., 1:13-cv-897 (M.D.N.C.), and Gunson v. BMO Harris Bank, N.A., et al., 0:13-cv-62321 (S.D. Fla.).
B.Employee acknowledges that he has from time to time received document preservation notices from the Bank, including a notice on May 22, 2013, regarding information related to LST Financial, Inc. and its clients.  Employee represents and warrants that he has fully complied with all such preservation notices, and that all documents within the scope of any preservation notice in effect at the time of this Agreement have been produced to the Bank.
C.In enforcing its rights under this Paragraph, the Bank shall make reasonable efforts to minimize disruption of Employee’s other activities.
D.To the extent Employee is requested to provide cooperation pursuant to this Paragraph after his employment has terminated and following any period during which he is receiving post-termination payments, and to the extent not prohibited by law, the Bank shall reimburse Employee for reasonable expenses incurred in connection with Employee’s cooperation.  In the event it becomes necessary for Employee to testify in a proceeding or deposition under this Paragraph, the Bank will provide Employee with counsel of the Bank’s choosing at the Bank’s expense.  Employee agrees to devote adequate time to prepare for any such testimony as directed by his counsel.
E.Failure of Employee to comply with this Paragraph constitutes a material breach of this Agreement.
8.    NON-SOLICITATION OF EMPLOYEES. For the one (1)-year period following the Termination Date, Employee agrees that he will not offer employment to or otherwise solicit for employment any employee of the Bank or any person who had been employed by the Bank during the last year of Employee’s employment with the Bank or otherwise interfere with the relationship between the Bank and any employee or independent contractor of the Bank or encourage any such person to terminate his or her relationship with the Bank.
9.    OTHER. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the Parties and constitutes the sole agreement between the Parties with respect to its subject matter. Each Party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any Party or by anyone acting on behalf of any Party, which are not embodied in this Agreement, and no agreement, statement or promise not contained in the Agreement shall be valid or binding on the Parties. No change or modification of this Agreement shall be valid or binding on the Parties unless such change or modification is in writing and is signed by the Parties. Employee’s or the Bank’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other Party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.
This Agreement is intended to avoid all litigation relating to Employee’s employment with the Bank and his separation therefrom; therefore, it is not to be construed as the Bank’s admission of any liability to him, liability which the Bank denies.
If Employee does not abide by this Agreement, then he will (a) return all monies received under this Agreement and the Bank will be relieved of its obligations hereunder, except to the extent that such return and relief would result in invalidation of the release set forth above, and (b) indemnify the Bank for all expenses it incurs in seeking to enforce this Agreement or as a result of his failure to abide by this Agreement, including reasonable attorneys’ fees in defending any released claims.
This Agreement shall apply to, be binding upon and inure to the benefit of the Parties’ successors, assigns, heirs and other representatives and be governed by North Carolina law (with the sole exception of its conflicts of laws provisions) and the applicable provisions of federal law, including but not limited to ADEA.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.
EMPLOYEE REPRESENTS THAT HE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

/s/ W. Leon Hiatt, III                2/1/2016
W. Leon Hiatt, III                Date

Four Oaks Bank & Trust Company

By:/s/David Rupp                2/1/2016
Date

Title: CEO